UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 22, 2015

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

Effective October 1, 2011, Liquidity Services, Inc., (the “Company”) acquired (the “Acquisition”) from ILJ Enterprises, LLC (“Seller”; formerly known as Jacobs Trading, LLC) Seller’s business of purchasing closeouts, excess merchandise and customer returns for resale to retailers, wholesalers, and other third parties and consumers.  In connection with the Acquisition, the Company, through one of its subsidiaries, assumed Sellers’ rights and obligations under Seller’s Master Merchandise Salvage Contract (the “Wal-Mart Agreement”), dated as of May 13, 2011, with Wal-Mart Stores, Inc. (“Wal-Mart”). Under the Wal-Mart Agreement, the Company had the exclusive right to purchase certain consumer products from Wal-Mart that have been removed from the sales stream of Wal-Mart’s retail operations. The Wal-Mart Agreement was previously filed as Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed with the SEC on December 9, 2011; the completion of the Acquisition was previously disclosed in a Form 8-K filed with the SEC on October 7, 2011. As previously disclosed in an 8-K filed on December 5, 2014, Walmart delivered written notice to the Company terminating the Wal-Mart Agreement on December 1, 2014, which the Company disputed.

On January 22, 2015, the Company entered into a Settlement Agreement with Wal-Mart, resolving its dispute related to the Wal-Mart Agreement and its subsequent termination. Both Wal-Mart and the Company have also agreed to waive any claims they may have against each other with respect to the Wal-Mart Agreement or its subsequent termination.  Under the terms of the Settlement Agreement, Wal-Mart will pay the Company $7.5 million. Although the Wal-Mart Agreement will remain terminated, all other commercial agreements between the Company and Wal-Mart will remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: January 28, 2015	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Corporate Secretary